Exhibit 99(c)
Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
	2016	2017	2018	2019	2020	2021

GE	$100	$57	$25	$39	$38	$42
S&P 500	100	122	116	153	181	233
S&P Industrial	100	121	105	136	151	182